FOR IMMEDIATE RELEASE                                EXHIBIT 99.1

Select Comfort Reaffirms Full-year 2013 Outlook

MINNEAPOLIS - (Nov. 12, 2013) - Select Comfort Corporation (NASDAQ: SCSS) today reaffirmed the company’s full-year 2013 outlook, which it updated during its third-quarter earnings release in mid-October.

The company’s full-year 2013 outlook continues to be GAAP earnings per diluted share of between $1.14 and $1.22. Guidance includes fourth-quarter earnings per diluted share of $0.18 to $0.26. The midpoint of the fourth-quarter outlook assumes low double-digit growth in total net sales.

The company is reaffirming guidance in advance of the Raymond James Fall Investor Conference in Boston on Nov. 12, 2013.

About Select Comfort Corporation
Select Comfort Corporation is leading the industry in delivering an unparalleled sleep experience by offering consumers high-quality, innovative and individualized sleep solutions and services, which include the complete line of SLEEP NUMBER® beds and bedding. The company is the exclusive manufacturer, marketer, retailer and servicer of the revolutionary Sleep Number bed, which allows individuals to adjust the firmness and support of each side at the touch of a button. The company offers further individualization through its solutions-focused line of Sleep Number pillows, sheets and other bedding products. And as the only national specialty-mattress retailer, consumers can take advantage of an enhanced mattress-buying experience at one of more than 425 Sleep Number stores across the country, online at SleepNumber.com, or via phone at (800) Sleep Number or (800) 753-3768.

Forward-looking Statements
Statements used in this news release relating to future plans, events, financial results or performance are forward-looking statements based on information available to the company at this time, and are subject to changing conditions and various risks and uncertainties, many of which are beyond the control of the company. These risks and uncertainties include, among others, such factors as general and industry economic trends; consumer confidence; the effectiveness of the company’s marketing messages; the efficiency of its advertising and promotional efforts; consumer acceptance of its products, product quality, innovation and brand image; availability of attractive and cost-effective consumer credit options; execution of the company’s retail store distribution strategy; the company’s dependence on significant suppliers, and its ability to maintain relationships with key suppliers, including several sole-source suppliers; the vulnerability of key suppliers to recessionary pressures, labor negotiations, liquidity concerns or other factors; rising commodity costs and other inflationary pressures; industry competition; the company’s ability to continue to improve its product line; warranty expenses; risks of pending and potentially unforeseen litigation; increasing government regulations, which have added or will add cost pressures and process changes to ensure compliance; the adequacy of the company’s management information systems to meet the evolving needs of its business and evolving regulatory standards applicable to data privacy and security; the company’s ability to attract and retain senior leadership and other key employees, including qualified sales professionals; and uncertainties arising from global events, such as terrorist attacks or a pandemic outbreak, or the threat of such events. Additional information concerning these and other risks and uncertainties is contained in the company’s filings with the Securities and Exchange Commission (SEC), including the Annual Report on Form 10-K, and other periodic reports filed with the SEC. The company has no obligation to publicly update or revise any of the forward-looking statements in this news release.

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Media Contact: Gabby Nelson; (763) 551-7460; publicrelations@selectcomfort.com
Investor Contact: Dave Schwantes; (763) 551-7498; investorrelations@selectcomfort.com